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                          PUT AND CALL OPTION AGREEMENT

                   PUT AND CALL OPTION AGREEMENT entered into this 15th day of February, 1996 (this "Agreement"), by and among Presstek, Inc., a Delaware corporation (the "Buyer") and David G. Shaw ("Shaw"), Marc G. Langlois ("Langlois") (collectively, the "Selling Shareholders") and John E. Madocks ("Madocks") and Catalina Coatings, Inc., an Arizona corporation ("Catalina").

                              W I T N E S S E T H :

                  WHEREAS, the Buyer, the Selling Shareholders, David G. Shaw and Lynn R. Shaw, as Trustees of the David and Lynn Shaw Charitable Remainder Unitrust, dated February 12, 1996 (the "Trustees"), Madocks and Catalina have entered into a Stock Purchase Agreement of even date herewith, pursuant to which the Selling Shareholders and the Trustees sold and the Buyer purchased 11,250 shares of Common Stock of Catalina ("Common Stock") constituting 90% of the issued and outstanding shares of Common Stock (the "Stock Purchase Agreement");

                  WHEREAS, the obligation of the Buyer to purchase the shares of Common Stock pursuant to the Stock Purchase Agreement is subject to the execution and delivery of this Agreement;

                  WHEREAS, the Selling Shareholders have transferred a portion of the shares of Common Stock to Madocks;

                  WHEREAS, the Selling Shareholders and Madocks desire to grant to the Buyer an irrevocable call option, but not the obligation, which shall

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give the Buyer the right to purchase 1,429 shares of Common Stock as such shares are still owned by the Selling Shareholders and Madocks (the "Option Shares"), subject to the terms and conditions hereinafter set forth;

                  WHEREAS, the Buyer desires to grant to the Selling Shareholders and Madocks a put option, which shall give the Selling Shareholders the right to sell to the Buyer the Option Shares, on the terms and conditions hereinafter set forth; and

                  WHEREAS, unless otherwise indicated, the terms herein shall have the same meaning as used in the Stock Purchase Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

                  1. The Call Option.

                     1.1. Each Selling Shareholder and Madocks hereby grant to the Buyer, subject to the terms and conditions of this Agreement, an irrevocable option, but not the obligation, to purchase all, but not less than all, of the Option Shares listed on Exhibit A hereto as owned by such Selling Shareholder and Madocks (the "Call Option"), exercisable at the sole discretion of the Buyer at a single time at anytime from and after the fourth anniversary from the date hereof (the "Call Exercise Period").

                     1.2. The Buyer may exercise the Call Option by giving written notice of such election to the Selling Shareholders in accordance with paragraph 7 hereby (the "Call Exercise Notice").

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                     1.3. The closing of the Option Shares purchased pursuant to exercise of the Call Option shall take place no later than ten (10) days after receipt by the Selling Shareholders and Madocks of the Call Exercise Notice (the "Option Closing Date").

                     1.4. The purchase price for the Option Shares purchased pursuant to the exercise of the Call Option shall be $2,000,000 payable $1,371,588 to Shaw, $589,223 to Langlois, and $39,189 to Madocks. The aggregate purchase price for the Option Shares subject to the Call Option is hereinafter referred to as the "Call Purchase Price."

                     1.5. Each certificate representing the Option Shares shall have stamped, printed or typed thereon, the following legend:

                  "The sale, assignment, transfer, pledge or hypothecation of the Shares represented by this certificate is subject to a Put and Call Option Agreement dated as of the 15th day of February, 1996 by and among PRESSTEK, INC., DAVID G. SHAW, MARC G. LANGLOIS, JOHN E. MADOCKS and CATALINA COATINGS, INC., an executed copy of which is on file at the office of Catalina Coatings, Inc."

                  2. The Put Option.

                     2.1. The Buyer hereby grants to the Selling Shareholders and Madocks the separate right, but not the obligation, to cause the Buyer to purchase those shares of the Option Shares owned by him at a single time subject to the terms and conditions of this Agreement, at anytime from and after the fourth anniversary from the date hereof plus six months, subject to the possible prior exercise of the Call Option (the "Put Option").

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                     2.2. The Selling Shareholders and Madocks may exercise the
Put Option by giving written notice of such election to the Buyer (a "Put Exercise Notice") in accordance with the terms of paragraph 7 hereby.

                     2.3. The closing of the Option Shares sold pursuant to the Put Option shall take place no later than ten (10) days after the receipt by the Buyer of a Put Exercise Notice (the "Option Closing Date").

                     2.4. The purchase price for the Option Shares purchased pursuant to the exercise of the Put Option shall be $685,794 for Shaw, $294,611 for Langlois, and $19,595 for Madocks. The purchase price for the Option Shares subject to a Put Option is hereinafter referred to as the "Put Purchase Price".

                  3. Closing of Option Shares; Payment of Purchase Price. At the closing, the Selling Shareholders and Madocks,as the case may be, shall deliver the stock certificates representing his portion of the Option Shares to the Buyer duly endorsed for transfer to the Buyer (or its designee) or accompanied by properly executed stock powers (with signatures guaranteed and otherwise in form acceptable for transfer on the books of Catalina free and clear of any and all Liens, and free and clear of any provisions of any stockholders' agreement or voting trust and the Selling Shareholders and Madocks shall so represent. Also at the closing, the Call Purchase Price or the Put Purchase Price, as the case may be, shall be paid by the Buyer by cash or by

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certified or cashier checks payable to each of Shaw, Langlois and Madocks respectively, for the amounts set forth in subparagraph 1.4 or 2.4, as the case may be.

                  4. Option Shares. For purposes of this Agreement, the number of Option Shares shall be altered and adjusted by reason of any capital stock changes in Catalina.

                  5. Simultaneous Transactions.

                     Any and all of the obligations of the parties pursuant to this Agreement shall be subject to the consummation of the transaction contemplated by the Stock Purchase Agreement.

                  6. Initial Public Offering. In the event of a successful initial public offering with respect to Catalina prior to the fourth anniversary of the Closing Date, this Agreement shall become null and void and of no further force and effect and the parties shall no longer have any obligations to each other, whatsoever, with respect to any provisions contained in this Agreement.

                  7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, or received if sent by overnight courier or if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         If to Selling
         Shareholders:                      David G. Shaw
                                            1041 E. Calle Mariposa
                                            Tucson, Arizona 85718

                                            Marc G. Langlois
                                            5717 N. Camino Arturo
                                            Tucson, Arizona 85718

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         Copy to:                           Chandler, Tullar, Udall & Redhair
                                            33 N. Stone Avenue, Suite 1700
                                            Tucson, Arizona 85701-1415
                                            Attn:  Joe F. Tarver

         If to Buyer:                       Presstek, Inc.
                                            8 Commercial Street
                                            Hudson, New Hampshire 03051
                                            Attn: Richard A. Williams

         Copy to:                           Tenzer Greenblatt LLP
                                            405 Lexington Avenue
                                            New York, New York 10174
                                            Attn: Gary A. Schonwald, Esq.

or to such other address as any party shall have designated by like notice to the other party hereto.

                  8. Complete Agreement.

                     This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

                  9. Amendments.

                  No amendment, change, modification, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith, and no waiver of any of the provisions hereof nor consent to any departure therefrom by any party hereto, shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless expressly so stated in writing.

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                  10. Headings.

                  The headings or captions in this Agreement are for convenience and reference only, and do not form a part hereof, and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

                  11. Governing Law.

                  This Agreement is intended to be governed by, interpreted and enforced in accordance with the laws of the State of New Hampshire, without giving effect to conflicts of law principles.

                  12. Transfers and Assignment.

                      12.1. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law other than by reason of death or otherwise) by any party hereto without the prior written consent of all of the parties hereto.

                      12.2. Catalina shall not at any time permit any transfer to be made on its books or records of the certificates representing the Option Shares of any Selling Shareholder unless such transfer is made pursuant to, and in accordance with, the terms and conditions of this Agreement.

                      12.3. Each of the Selling Shareholders and Madocks hereby covenant that they shall not sell, transfer, convey, pledge, encumber or otherwise dispose of all or any of his Option Shares, except as provided in this Agreement.

                      12.4. Notwithstanding the foregoing, the Selling Shareholders and Madocks may assign and transfer ownership of any or all of

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their respective Option Shares and their rights and obligations under this
Agreement to a trust or trusts in which they or their family members or their estate, or any combination thereof, is the beneficiary, and additionally, in the case of Langlois, in which Craig Mathis is a beneficiary.

                  13. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                  14. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
agreement as of the day and year first above written.

                              PRESSTEK, INC., a Delaware corporation

                              By: /s/ Robert Howard
                                  --------------------------------------
                                  Name:  Robert Howard
                                  Title  Chairman

                                  /s/ David G. Shaw
                                  --------------------------------------
                                  David G. Shaw


                                  /s/ Marc G. Langlois
                                  --------------------------------------
                                  Marc G. Langlois

                                  /s/ John E. Madocks
                                  --------------------------------------
                                  John E. Madocks

                              CATALINA COATINGS, INC.,
                              an Arizona corporation

                                  By: /s/ David G. Shaw
                                  --------------------------------------
                                      Name:  David G. Shaw
                                      Title: President

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                                    EXHIBIT A

Selling Shareholder                     Number of Option Shares Owned
-------------------                     -----------------------------

David G. Shaw                             858

Marc G. Langlois                          367

John E. Madocks                            25
                                        -----
                      TOTAL             1,250

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